Exhibit 5.1
White & Case LLP
1155 Avenue of the Americas
New York, NY 10036
(212)819-8200
February 2, 2009
Newmont Mining Corporation
6363 South Fiddlers Green Circle
Greenwood Village, Colorado 80111
Re: Newmont Mining Corporation 34,500,000 Shares of Common Stock
Ladies and Gentlemen:
     We refer to the Registration Statement on Form S-3 (No. 333-146720) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) by Newmont Mining Corporation, a Delaware corporation (the “Company”), on October 15, 2007, relating to the proposed offering of up to 34,500,000 shares of common stock of the Company (the “Shares”), including 4,500,000 Shares to be sold pursuant to an over-allotment option granted by the Company to the several underwriters (the “Underwriters”) named in Schedule 1 to the Underwriting Agreement (the “Underwriting Agreement”) to be entered into by and among the Company and the Underwriters.
     We have examined the originals, or photostatic or certified copies, of such records of the Company, certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below. We have relied upon such certificates of officers of the Company and of public officials and statements and information furnished by officers of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies.
     Based on the foregoing, it is our opinion that the Shares to be issued and sold by the Company under the Underwriting Agreement have been duly authorized, and when delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

     We do not express or purport to express any opinions with respect to laws other than the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such Law.
     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption “Validity of Common Stock” in the prospectus supplement forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
     Very truly yours,
     /s/ White & Case LLP